                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) February 27, 2002
                                  -------------

                              The Coca-Cola Company
                              ---------------------
             (Exact name of registrant as specified in its charter)

            Delaware                   001-02217                58-0628465
----------------------------          ------------          -------------------
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)           Identification No.)

One Coca-Cola Plaza, Atlanta, Georgia                             30313
-------------------------------------------------------------------------------
   (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code  (404) 676-2121
                                                    --------------

Item 5.  Other Events.

         The Coca-Cola Company hereby files its audited consolidated financial statements set forth below for the year ended December 31, 2001. The Coca-Cola Company is also filing this Current Report on Form 8-K so as to file with the Securities and Exchange Commission certain items that are to be incorporated by reference into its Registration Statement on Form S-3 (Registration No. 333-59936).

                            CONSOLIDATED STATEMENTS OF INCOME

                          The Coca-Cola Company and Subsidiaries

             Year Ended December 31,                                  2001           2000           1999
             --------------------------------------------------------------------------------------------
             (In millions except per share data)
             NET OPERATING REVENUES                               $ 20,092       $ 19,889       $ 19,284
             Cost of goods sold                                      6,044          6,204          6,009
             --------------------------------------------------------------------------------------------
             GROSS PROFIT                                           14,048         13,685         13,275
             Selling, administrative and general expenses            8,696          8,551          8,480
             Other operating charges                                    --          1,443            813
             --------------------------------------------------------------------------------------------
             OPERATING INCOME                                        5,352          3,691          3,982
             Interest income                                           325            345            260
             Interest expense                                          289            447            337
             Equity income (loss)                                      152           (289)          (184)
             Other income-net                                           39             99             98
             Gains on issuances of stock by equity investees            91             --             --
             --------------------------------------------------------------------------------------------
             INCOME BEFORE INCOME TAXES AND
               CUMULATIVE EFFECT OF ACCOUNTING CHANGE                5,670          3,399          3,819
             Income taxes                                            1,691          1,222          1,388
             --------------------------------------------------------------------------------------------
             INCOME BEFORE CUMULATIVE EFFECT
               OF ACCOUNTING CHANGE                                  3,979          2,177          2,431
             Cumulative effect of accounting
               change, net of income taxes                             (10)            --             --
             --------------------------------------------------------------------------------------------
             NET INCOME                                           $  3,969       $  2,177       $  2,431
             ============================================================================================

             BASIC NET INCOME PER SHARE
             Before accounting change                             $   1.60       $    .88       $    .98
             Cumulative effect of accounting change                     --             --             --
             --------------------------------------------------------------------------------------------
                                                                  $   1.60       $    .88       $    .98
             --------------------------------------------------------------------------------------------

             DILUTED NET INCOME PER SHARE
             Before accounting change                             $   1.60       $    .88       $    .98
             Cumulative effect of accounting change                     --             --             --
             --------------------------------------------------------------------------------------------
                                                                  $   1.60       $    .88       $    .98
             --------------------------------------------------------------------------------------------

             AVERAGE SHARES OUTSTANDING                              2,487          2,477          2,469
             Dilutive effect of stock options                           --             10             18
             --------------------------------------------------------------------------------------------
             AVERAGE SHARES OUTSTANDING
               ASSUMING DILUTION                                     2,487          2,487          2,487
             ============================================================================================

             See Notes to Consolidated Financial Statements.

                     CONSOLIDATED BALANCE SHEETS

               The Coca-Cola Company and Subsidiaries

December 31,                                                         2001              2000
--------------------------------------------------------------------------------------------
(In millions except share data)
ASSETS

CURRENT

Cash and cash equivalents                                        $  1,866          $  1,819
Marketable securities                                                  68                73
--------------------------------------------------------------------------------------------
                                                                    1,934             1,892
Trade accounts receivable, less allowances of
  $59 in 2001 and $62 in 2000                                       1,882             1,757
Inventories                                                         1,055             1,066
Prepaid expenses and other assets                                   2,300             1,905
--------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                7,171             6,620
--------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER ASSETS
Equity method investments
  Coca-Cola Enterprises Inc.                                          788               707
  Coca-Cola Amatil Limited                                            432               617
  Coca-Cola HBC S.A.                                                  791               758
  Other, principally bottling companies                             3,117             3,164
Cost method investments, principally bottling companies               294               519
Other assets                                                        2,792             2,364
--------------------------------------------------------------------------------------------
                                                                    8,214             8,129
--------------------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
Land                                                                  217               225
Buildings and improvements                                          1,812             1,642
Machinery and equipment                                             4,881             4,547
Containers                                                            195               200
--------------------------------------------------------------------------------------------
                                                                    7,105             6,614
Less allowances for depreciation                                    2,652             2,446
--------------------------------------------------------------------------------------------
                                                                    4,453             4,168
--------------------------------------------------------------------------------------------

TRADEMARKS AND OTHER INTANGIBLE ASSETS                              2,579             1,917
--------------------------------------------------------------------------------------------
                                                                 $ 22,417          $ 20,834
============================================================================================

                     The Coca-Cola Company and Subsidiaries

December 31,                                                                      2001               2000
----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
Accounts payable and accrued expenses                                         $  3,679           $  3,905
Loans and notes payable                                                          3,743              4,795
Current maturities of long-term debt                                               156                 21
Accrued income taxes                                                               851                600
----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                        8,429              9,321
----------------------------------------------------------------------------------------------------------


LONG-TERM DEBT                                                                   1,219                835
----------------------------------------------------------------------------------------------------------


OTHER LIABILITIES                                                                  961              1,004
----------------------------------------------------------------------------------------------------------


DEFERRED INCOME TAXES                                                              442                358
----------------------------------------------------------------------------------------------------------


SHARE-OWNERS' EQUITY
Common stock, $.25 par value
  Authorized: 5,600,000,000 shares
  Issued: 3,491,465,016 shares in 2001; 3,481,882,834 shares in 2000               873                870
Capital surplus                                                                  3,520              3,196
Reinvested earnings                                                             23,443             21,265
Accumulated other comprehensive income and
  unearned compensation on restricted stock                                     (2,788)            (2,722)
----------------------------------------------------------------------------------------------------------
                                                                                25,048             22,609

Less treasury stock, at cost (1,005,237,693 shares in 2001;
  997,121,427 shares in 2000)                                                   13,682             13,293
----------------------------------------------------------------------------------------------------------
                                                                                11,366              9,316
----------------------------------------------------------------------------------------------------------
                                                                              $ 22,417           $ 20,834
==========================================================================================================


See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     The Coca-Cola Company and Subsidiaries

Year Ended December 31,                                               2001               2000               1999
-----------------------------------------------------------------------------------------------------------------
(In millions)
OPERATING ACTIVITIES
Net income                                                         $ 3,969            $ 2,177            $ 2,431
Depreciation and amortization                                          803                773                792
Deferred income taxes                                                   56                  3                 97
Equity income or loss, net of dividends                                (54)               380                292
Foreign currency adjustments                                           (60)               196                (41)
Gains on issuances of stock by equity investees                        (91)                --                 --
Gains on sales of assets, including bottling interests                 (85)              (127)               (49)
Other operating charges                                                 --                916                799
Other items                                                             34                119                119
Net change in operating assets and liabilities                        (462)              (852)              (557)
-----------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                         4,110              3,585              3,883
-----------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Acquisitions and investments, principally trademarks
  and bottling companies                                              (651)              (397)            (1,876)
Purchases of investments and other assets                             (456)              (508)              (518)
Proceeds from disposals of investments and other assets                455                290                176
Purchases of property, plant and equipment                            (769)              (733)            (1,069)
Proceeds from disposals of property, plant and equipment                91                 45                 45
Other investing activities                                             142                138               (179)
-----------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                            (1,188)            (1,165)            (3,421)
-----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuances of debt                                                    3,011              3,671              3,411
Payments of debt                                                    (3,937)            (4,256)            (2,455)
Issuances of stock                                                     164                331                168
Purchases of stock for treasury                                       (277)              (133)               (15)
Dividends                                                           (1,791)            (1,685)            (1,580)
-----------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                            (2,830)            (2,072)              (471)
-----------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                                            (45)              (140)               (28)
-----------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year                                 47                208                (37)
Balance at beginning of year                                         1,819              1,611              1,648
-----------------------------------------------------------------------------------------------------------------
   Balance at end of year                                          $ 1,866            $ 1,819            $ 1,611
=================================================================================================================


See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF SHARE-OWNERS' EQUITY

                     The Coca-Cola Company and Subsidiaries

                                       Number of                                                 Accumulated
                                          Common                                   Outstanding         Other
Three Years Ended                         Shares     Common  Capital   Reinvested   Restricted Comprehensive   Treasury
December 31, 2001                    Outstanding      Stock  Surplus     Earnings        Stock        Income      Stock     Total
----------------------------------------------------------------------------------------------------------------------------------
(In millions except per share data)
BALANCE DECEMBER 31, 1998                  2,466      $ 865  $ 2,195     $ 19,922       $  (84)     $ (1,350) $ (13,145) $  8,403
COMPREHENSIVE INCOME:
  Net income                                  --         --       --        2,431           --            --         --     2,431
  Translation adjustments                     --         --       --           --           --          (190)        --      (190)
  Net change in unrealized gain
   (loss) on securities                       --         --       --           --           --            23         --        23
  Minimum pension liability                   --         --       --           --           --            25         --        25
                                                                                                                           -------
COMPREHENSIVE INCOME                                                                                                        2,289
Stock issued to employees
  exercising stock options                     6          2      166           --           --            --         --       168
Tax benefit from employees' stock
  option and restricted stock plans           --         --       72           --           --            --         --        72
Restricted stock and other stock
  plans, less amortization of $27             --         --        5           --           25            --         --        30
Stock issued by an equity investee            --         --      146           --           --            --         --       146
Purchases of stock for treasury               --         --       --           --           --            --        (15)      (15)
Dividends (per share -- $.64)                 --         --       --       (1,580)          --            --         --    (1,580)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999                  2,472        867    2,584       20,773          (59)       (1,492)   (13,160)    9,513
COMPREHENSIVE INCOME:
  Net income                                  --         --       --        2,177           --            --         --     2,177
  Translation adjustments                     --         --       --           --           --          (965)        --      (965)
  Net change in unrealized gain
   (loss) on securities                       --         --       --           --           --           (60)        --       (60)
  Minimum pension liability                   --         --       --           --           --           (10)        --       (10)
                                                                                                                           -------
COMPREHENSIVE INCOME                                                                                                        1,142
Stock issued to employees
  exercising stock options                    12          2      329           --           --            --         --       331
Tax benefit from employees' stock
  option and restricted stock plans           --         --      116           --           --            --         --       116
Restricted stock and other stock
  plans, less amortization of $24              3          1      167           --         (136)           --         --        32
Purchases of stock for treasury               (2)(1)     --       --           --           --            --       (133)     (133)
Dividends (per share -- $.68)                 --         --       --       (1,685)          --            --         --    (1,685)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2000                  2,485        870    3,196       21,265         (195)       (2,527)   (13,293)    9,316
COMPREHENSIVE INCOME:
  Net income                                  --         --       --        3,969           --            --         --     3,969
  Translation adjustments                     --         --       --           --           --          (207)        --      (207)
  Cumulative effect of
    SFAS No. 133                              --         --       --           --           --            50         --        50
  Net gain (loss) on derivatives              --         --       --           --           --            92         --        92
  Net change in unrealized gain
    (loss) on securities                      --         --       --           --           --           (29)        --       (29)
  Minimum pension liability                   --         --       --           --           --           (17)        --       (17)
                                                                                                                           -------
COMPREHENSIVE INCOME                                                                                                        3,858
Stock issued to employees
  exercising stock options                     7          2      162           --           --            --         --       164
Tax benefit from employees' stock
  option and restricted stock plans           --         --       58           --           --            --         --        58
Restricted stock and other stock
  plans, less cancellations                   --          1      132           --          (24)           --       (112)       (3)
Amortization of restricted stock              --         --       --           --           41            --         --        41
Unearned restricted stock
  adjustment                                  --         --      (28)          --           28            --         --        --
Purchases of stock for treasury               (6)(1)     --       --           --           --            --       (277)     (277)
Dividends (per share -- $.72)                 --         --       --       (1,791)          --            --         --    (1,791)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2001                  2,486      $ 873  $ 3,520     $ 23,443       $ (150)     $ (2,638) $ (13,682) $ 11,366
==================================================================================================================================


(1) Common stock purchased from employees exercising stock options numbered .3 million, 2.2 million and .3 million shares for the years ended December 31, 2001, 2000 and 1999, respectively.

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
         The Coca-Cola Company, together with its subsidiaries, (the Company or our Company) is predominantly a manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. Operating in nearly 200 countries worldwide, we primarily sell our concentrates and syrups to bottling and canning operations, fountain wholesalers and fountain retailers. We also market and distribute juice and juice-drink products. We have significant markets for our products in all the world's geographic regions. We record revenue when title passes to our bottling partners or our customers.

BASIS OF PRESENTATION
         Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

CONSOLIDATION
         Our Consolidated Financial Statements include the accounts of The Coca-Cola Company and all subsidiaries except where control is temporary or does not rest with our Company. Our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, including certain investments where there is a temporary majority interest, are accounted for by the equity method. Accordingly, our Company's share of the net earnings of these companies is included in consolidated net income. Our investments in other companies are carried at cost or fair value, as appropriate. All significant intercompany accounts and transactions, including transactions with equity method investees, are eliminated from our financial results.

RECOVERABILITY OF INVESTMENTS
         Management periodically assesses the recoverability of our Company's investments. For publicly traded investments, the fair value of our Company's investment is readily determinable based on quoted market prices. For non-publicly traded investments, management's assessment of fair value is based on our analysis of the investee's estimates of future operating results and the resulting cash flows. If an investment is considered to be impaired and the decline in value is other than temporary, an appropriate write-down is recorded.

ISSUANCES OF STOCK BY EQUITY INVESTEES
         When one of our equity investees issues additional shares to third parties, our percentage ownership interest in the investee decreases. In the event the issuance price per share is more or less than our average carrying amount per share, we recognize a non-cash gain or loss on the issuance. This non-cash gain or loss, net of any deferred taxes, is generally recognized in our net income in the period the change of ownership interest occurs.

         If gains have been previously recognized on issuances of an equity investee's stock and shares of the equity investee are subsequently repurchased by the equity investee, gain recognition does not occur on issuances subsequent to the date of a repurchase until shares have been issued in an amount equivalent to the number of repurchased shares. This type of transaction is reflected as an equity transaction and the net effect is reflected in the accompanying Consolidated Balance Sheets. For specific transaction details, refer to Note 3.

ADVERTISING COSTS
         Our Company expenses production costs of print, radio and television advertisements as of the first date the advertisements take place. Advertising expenses included in selling, administrative and general expenses were $1,970 million in 2001, $1,655 million in 2000 and $1,609 million in 1999. As of December 31, 2001 and 2000, advertising production costs of approximately $52 million and $69 million, respectively, were recorded primarily in prepaid expenses and other assets and noncurrent other assets in the accompanying Consolidated Balance Sheets.

NET INCOME PER SHARE
         Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock options.

CASH EQUIVALENTS
         Marketable securities that are highly liquid and have maturities of three months or less at the date of purchase are classified as cash equivalents.

INVENTORIES
         Inventories consist primarily of raw materials and supplies and are valued at the lower of cost or market. In general, cost is determined on the basis of average cost or first-in, first-out methods.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

PROPERTY, PLANT AND EQUIPMENT
         Property, plant and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets.

OTHER ASSETS
         Our Company invests in infrastructure programs with our bottlers that are directed at strengthening our bottling system and increasing unit case sales. Additionally, our Company advances payments to certain customers for marketing to fund activities intended to generate volume. Advance payments are also made to certain customers for distribution rights. The costs of these programs are recorded in other assets and are subsequently amortized over the periods to be directly benefited. Management periodically evaluates the recoverability of these assets by preparing estimates of sales volume, the resulting gross profit, cash flows and other factors.

TRADEMARKS AND OTHER INTANGIBLE ASSETS
         Trademarks and other intangible assets are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (not exceeding 40 years). Trademarks and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions that may indicate an impairment issue exists include an economic downturn in a market or a change in the assessment of future operations. In the event that a condition is identified that may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate interest rate is utilized, based on location-specific economic factors. Accumulated amortization was approximately $285 million and $192 million on December 31, 2001 and 2000, respectively.

USE OF ESTIMATES
         In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes including our assessment of the carrying value of our investments in bottling operations. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from estimates.

NEW ACCOUNTING STANDARDS
         Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. As discussed further in Note 9, the 2001 Consolidated Financial Statements were prepared in accordance with the provisions of SFAS No. 133. Prior years' financial statements have not been restated. As required by SFAS No. 133, the 2000 and 1999 Consolidated Financial Statements were prepared in accordance with the applicable professional literature for derivatives and hedging instruments in effect at that time.

         Effective January 1, 2001, our Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-14, "Accounting for Certain Sales Incentives," and EITF Issue No. 00-22, "Accounting for `Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." Both of these EITF Issues provide additional guidance relating to the income statement classification of certain sales incentives. The adoption of these EITF Issues resulted in the Company reducing both net operating revenues and selling, administrative and general expenses by approximately $580 million in 2001, $569 million in 2000 and $521 million in 1999. These reclassifications have no impact on operating income.

         In April 2001, the EITF reached a consensus on EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." EITF Issue No. 00-25, which is effective for the Company beginning January 1, 2002, will require certain selling expenses incurred by the Company to be classified as deductions from revenue. With the adoption of this EITF Issue, we estimate that approximately $2.6 billion of our payments to bottlers and customers that are currently classified within selling, administrative and general expenses will be reclassified as deductions from revenue. In our 2002 Consolidated Financial Statements, all comparative periods will be reclassified.

         In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 is effective for the Company as of January 1, 2002. Under the new rules, goodwill and indefinite lived intangible assets will no

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

longer be amortized but will be reviewed annually for impairment. Intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.

         The adoption of SFAS No. 142 requires that an initial impairment assessment is performed on all goodwill and indefinite lived intangible assets. To complete this assessment, the Company will compare the fair value to the current carrying value of trademarks and other intangible assets. Fair values will be derived using cash flow analysis. The assumptions used in this cash flow analysis will be consistent with our internal planning. Any impairment charge resulting from this initial assessment will be recorded as a cumulative effect of an accounting change. The Company estimates the cumulative effect of adopting this standard will result in a non-cash charge in the first quarter of 2002 of approximately $1 billion on a pretax basis. This amount reflects intangible assets for both the Company and the Company's proportionate share of its equity method investees. The adoption of this new standard will also benefit earnings beginning in 2002 by approximately $60 million in reduced amortization from Company-owned intangible assets and approximately $150 million of increased equity income relating to the Company's share of amortization savings from equity method investees.

NOTE 2:  BOTTLING INVESTMENTS
COCA-COLA ENTERPRISES INC.
         Coca-Cola Enterprises Inc. (Coca-Cola Enterprises) is the largest soft-drink bottler in the world, operating in eight countries. On December 31, 2001, our Company owned approximately 38 percent of the outstanding common stock of Coca-Cola Enterprises, and accordingly, we account for our investment by the equity method of accounting. As of December 31, 2001, our proportionate share of the net assets of Coca-Cola Enterprises exceeded our investment by approximately $283 million. This excess is amortized over a period consistent with the applicable useful life of the underlying transactions.

         A summary of financial information for Coca-Cola Enterprises is as follows (in millions):

December 31,                                              2001                2000
-----------------------------------------------------------------------------------
Current assets                                        $  2,876            $  2,631
Noncurrent assets                                       20,843              19,531
-----------------------------------------------------------------------------------
    Total assets                                      $ 23,719            $ 22,162
===================================================================================
Current liabilities                                   $  4,522            $  3,094
Noncurrent liabilities                                  16,377              16,234
-----------------------------------------------------------------------------------
    Total liabilities                                 $ 20,899            $ 19,328
===================================================================================
Share-owners' equity                                  $  2,820            $  2,834
===================================================================================
Company equity investment                             $    788            $    707
===================================================================================


Year Ended December 31,                  2001               2000              1999
-----------------------------------------------------------------------------------
Net operating revenues               $ 15,700           $ 14,750          $ 14,406
Cost of goods sold                      9,740              9,083             9,015
-----------------------------------------------------------------------------------
Gross profit                         $  5,960           $  5,667          $  5,391
===================================================================================
Operating income                     $    601           $  1,126          $    839
===================================================================================
Cash operating profit(1)             $  1,954           $  2,387          $  2,187
===================================================================================
Cumulative effect of
  accounting change                  $    302           $     --          $     --
===================================================================================
Net income (loss)                    $   (321)          $    236          $     59
===================================================================================
Net income (loss) available
  to common share owners             $   (324)          $    233          $     56
===================================================================================


(1) Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other non-cash operating expenses.

         Our net concentrate and syrup sales to Coca-Cola Enterprises were $3.9 billion in 2001, $3.5 billion in 2000 and $3.3 billion in 1999, or approximately 19 percent, 18 percent and 17 percent of our 2001, 2000 and 1999 net operating revenues, respectively. Coca-Cola Enterprises purchases sweeteners through our Company; however, related collections from Coca-Cola Enterprises and payments to suppliers are not included in our Consolidated Statements of Income. These transactions amounted to $295 million in 2001, $298 million in 2000 and $308 million in 1999. We also provide certain administrative and other services to Coca-Cola Enterprises under negotiated fee arrangements.

         Cash payments made directly to Coca-Cola Enterprises for support of certain marketing activities and participation with them in cooperative advertising and other marketing programs amounted to approximately $606 million, $533 million and $525 million in 2001, 2000 and 1999, respectively. Cash payments made directly to Coca-Cola Enterprises' customers for support of certain marketing activities and programs amounted to approximately $282 million,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

$221 million and $242 million in 2001, 2000 and 1999, respectively. Pursuant to cooperative advertising and trade agreements with Coca-Cola Enterprises, we received approximately $252 million, $195 million and $243 million in 2001, 2000 and 1999, respectively, from Coca-Cola Enterprises for local media and marketing program expense reimbursements.

         Our Company enters into programs with Coca-Cola Enterprises designed to assist their development of the cold drink infrastructure. Under these programs, our Company made payments to Coca-Cola Enterprises for a portion of the cost of developing the infrastructure necessary to support accelerated placements of cold drink equipment. These payments support a common objective of increased sales of Coca-Cola beverages from increased availability and consumption in the cold drink channel. In connection with these programs, Coca-Cola Enterprises agrees to: (1) purchase and place specified numbers of vendors/coolers or cold drink equipment each year through 2008; (2) maintain the equipment in service, with certain exceptions, for a period of at least 12 years after placement; (3) maintain and stock the equipment in accordance with specified standards; and (4) report to our Company minimum average annual unit case sales volume throughout the economic life of the equipment.

         Coca-Cola Enterprises must achieve minimum average unit case sales volume for a 12-year period following the placement of equipment. These minimum average unit case sales volume levels ensure adequate gross profit from sales of concentrate to fully recover the capitalized costs plus a return on the Company's investment. Should Coca-Cola Enterprises fail to purchase the specified numbers of vendors/coolers or cold drink equipment for any calendar year through 2008, the parties agree to mutually develop a reasonable solution. Should no mutually agreeable solution be developed, or in the event that Coca-Cola Enterprises otherwise breaches any material obligation under the contracts and such breach is not remedied within a stated period, then Coca-Cola Enterprises would be required to repay a portion of the support funding as determined by our Company. No repayments by Coca-Cola Enterprises have ever been made under these programs. Our Company paid or committed to pay approximately $159 million, $223 million and $338 million in 2001, 2000 and 1999, respectively, to Coca-Cola Enterprises in connection with these infrastructure programs. These payments are recorded as other assets and amortized as a charge to earnings over the 12-year period following the placement of the equipment. Amounts recorded in other assets were approximately $931 million as of December 31, 2001. For 2002 and thereafter, the Company has no further commitments under these programs.

         As of January 1, 2001, Coca-Cola Enterprises changed its method of accounting for infrastructure development payments received from the Company. Prior to this change, Coca-Cola Enterprises recognized these payments as offsets to incremental expenses of the programs in the periods in which they were incurred. Coca-Cola Enterprises now recognizes the infrastructure development payments received from the Company as obligations under the contracts are performed. Because the Company eliminates the financial effect of significant intercompany transactions (including transactions with equity method investees), this change in accounting method has no impact on the Consolidated Financial Statements of our Company.

         Our Company and Coca-Cola Enterprises reached an agreement in 2000 to transfer all responsibilities and the associated staffing for major customer marketing (CMG) efforts to Coca-Cola Enterprises from our Company and for local media activities from Coca-Cola Enterprises to our Company. Under the agreement, our Company reimburses Coca-Cola Enterprises for the CMG staffing costs transferred to Coca-Cola Enterprises, and Coca-Cola Enterprises reimburses our Company for the local media staffing costs transferred to our Company. Amounts reimbursed to Coca-Cola Enterprises by our Company for CMG staffing expenses were $25 million and $3 million for 2001 and 2000, respectively. Amounts reimbursed to our Company for local media staffing expenses were $16 million for 2001.

         The difference between our proportionate share of Coca-Cola Enterprises' income available to common share owners and the Company's equity income in Coca-Cola Enterprises is primarily related to the elimination of the financial effect of intercompany transactions between the two companies.

         If valued at the December 31, 2001, quoted closing price of Coca-Cola Enterprises shares, the value of our investment in Coca-Cola Enterprises exceeded its carrying value by approximately $2.4 billion.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

OTHER EQUITY INVESTMENTS
         Operating results include our proportionate share of income (loss) from our equity investments. A summary of financial information for our equity investments in the aggregate, other than Coca-Cola Enterprises, is as follows (in millions):

December 31,                                             2001               2000
---------------------------------------------------------------------------------
Current assets                                       $  6,013           $  5,985
Noncurrent assets                                      17,879             19,030
---------------------------------------------------------------------------------
  Total assets                                       $ 23,892           $ 25,015
=================================================================================
Current liabilities                                  $  5,085           $  5,419
Noncurrent liabilities                                  7,806              8,357
---------------------------------------------------------------------------------
  Total liabilities                                  $ 12,891           $ 13,776
=================================================================================
Share-owners' equity                                 $ 11,001           $ 11,239
=================================================================================
Company equity investment                            $  4,340           $  4,539
=================================================================================


Year Ended December 31,                2001              2000               1999
---------------------------------------------------------------------------------
Net operating revenues(1)          $ 19,955          $ 21,423           $ 19,605
Cost of goods sold                   11,413            13,014             12,085
---------------------------------------------------------------------------------
Gross profit(1)                    $  8,542          $  8,409           $  7,520
=================================================================================
Operating income (loss)            $  1,770          $    (24)          $    809
=================================================================================
Cash operating profit(2)           $  3,171          $  2,796           $  2,474
=================================================================================
Net income (loss)                  $    735          $   (894)          $   (134)
=================================================================================

         Equity investments include non-bottling investees.
(1) 2000 and 1999 Net operating revenues and Gross profit have been reclassified for EITF Issue No. 00-14 and EITF Issue No. 00-22.

(2) Cash operating profit is defined as operating income plus depreciation expense, amortization expense and other non-cash operating expenses.

         Net sales to equity investees other than Coca-Cola Enterprises were $3.7 billion in 2001, $3.5 billion in 2000 and $3.2 billion in 1999. Total support payments, primarily marketing, made to equity investees other than Coca-Cola Enterprises, the majority of which are located outside the United States, were approximately $636 million, $663 million and $685 million for 2001, 2000 and 1999, respectively.

         In February 2001, the Company reached an agreement with Carlsberg A/S (Carlsberg) for the dissolution of Coca-Cola Nordic Beverages (CCNB), a joint venture bottler in which our Company had a 49 percent ownership. In July 2001, our Company and San Miguel Corporation (San Miguel) acquired Coca-Cola Bottlers Philippines (CCBPI) from Coca-Cola Amatil Limited (Coca-Cola Amatil).

         In November 2001, our Company sold nearly all of its ownership interests in various Russian bottling operations to Coca-Cola HBC S.A. (CCHBC) for approximately $170 million in cash and notes receivable, of which $146 million in notes receivable remained outstanding as of December 31, 2001. These interests consisted of the Company's 40 percent ownership interest in a joint venture with CCHBC that operates bottling territories in Siberia and parts of Western Russia, together with our Company's nearly 100 percent interests in bottling operations with territories covering the remainder of Russia.

         In July 2000, a merger of Coca-Cola Beverages plc (Coca-Cola Beverages) and Hellenic Bottling Company S.A. was completed to create CCHBC. This merger resulted in a decrease in our Company's equity ownership interest from approximately 50.5 percent of Coca-Cola Beverages to approximately 24 percent of the combined entity, CCHBC.

         In July 1999, we acquired from Fraser and Neave Limited its ownership interest in F&N Coca-Cola Pte Limited.

         If valued at the December 31, 2001, quoted closing prices of shares actively traded on stock markets, the value of our equity investments in publicly traded bottlers other than Coca-Cola Enterprises exceeded our carrying value by approximately $800 million.

NOTE 3: ISSUANCES OF STOCK BY EQUITY INVESTEES
         In July 2001, Coca-Cola Enterprises completed its acquisition of Hondo Incorporated and Herbco Enterprises, Inc., collectively known as Herb Coca-Cola. The transaction was valued at approximately $1.4 billion, with approximately 30 percent of the transaction funded with the issuance of approximately 25 million shares of Coca-Cola Enterprises common stock, and the remaining portion funded through debt and assumed debt. The Coca-Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. The shares issued combined with other share issuances exceeded the amount of repurchased shares under Coca-Cola Enterprises' share repurchase plan. As a result, the issuance of these shares resulted in a one-time non-cash pretax gain for our Company of approximately $91 million. We provided deferred taxes of approximately $36 million on this gain. This transaction reduced our ownership in Coca-Cola Enterprises from approximately 40 percent to approximately 38 percent.

         No gains on issuances of stock by equity investees were recorded during 2000. In the first quarter of 1999, Coca-Cola Enterprises completed its acquisition of various bottlers. These transactions were funded primarily

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

with shares of Coca-Cola Enterprises common stock. The Coca-Cola Enterprises common stock issued was valued in an amount greater than the book value per share of our investment in Coca-Cola Enterprises. As a result of these transactions, our equity in the underlying net assets of Coca-Cola Enterprises increased, and we recorded a $241 million increase to our Company's investment basis in Coca-Cola Enterprises. Due to Coca-Cola Enterprises' share repurchase program, the increase in our investment in Coca-Cola Enterprises was recorded as an equity transaction, and no gain was recognized. We recorded a deferred tax liability of approximately $95 million on this increase to our investment in Coca-Cola Enterprises. These transactions reduced our ownership in Coca-Cola Enterprises from approximately 42 percent to approximately 40 percent.

NOTE 4:  ACCOUNTS PAYABLE AND ACCRUED EXPENSES
         Accounts payable and accrued expenses consist of the following (in millions):

December 31,                                 2001              2000
--------------------------------------------------------------------
Accrued marketing                         $ 1,160           $ 1,163
Container deposits                             84                58
Accrued compensation                          202               141
Sales, payroll and other taxes                148               166
Accrued realignment expenses                   59               254
Accounts payable and
  other accrued expenses                    2,026             2,123
--------------------------------------------------------------------
                                          $ 3,679           $ 3,905
====================================================================

NOTE 5:  SHORT-TERM BORROWINGS AND CREDIT ARRANGEMENTS
         Loans and notes payable consist primarily of commercial paper issued in the United States. On December 31, 2001, we had approximately $3,361 million outstanding in commercial paper borrowings. In addition, we had $2,468 million in lines of credit and other short-term credit facilities available, of which approximately $382 million was outstanding. Our weighted-average interest rates for commercial paper outstanding were approximately 1.9 percent and 6.7 percent at December 31, 2001 and 2000, respectively.

         These facilities are subject to normal banking terms and conditions. Some of the financial arrangements require compensating balances, none of which is presently significant to our Company.

NOTE 6:  LONG-TERM DEBT
         Long-term debt consists of the following (in millions):

December 31,                                 2001             2000
-------------------------------------------------------------------
6 5/8% U.S. dollar notes due 2002         $   150            $ 150
6% U.S. dollar notes due 2003                 150              150
5 3/4% U.S. dollar notes due 2009             399              399
5 3/4% U.S. dollar notes due 2011             498               --
7 3/8% U.S. dollar notes due 2093             116              116
Other, due 2002 to 2013                        62               41
-------------------------------------------------------------------
                                            1,375              856
Less current portion                          156               21
-------------------------------------------------------------------
                                          $ 1,219            $ 835
===================================================================

         After giving effect to interest rate management instruments, the principal amount of our long-term debt that had fixed and variable interest rates, respectively, was $1,262 million and $113 million on December 31, 2001, and $706 million and $150 million on December 31, 2000. The weighted-average interest rate on our Company's long-term debt was 5.8 percent and 5.9 percent for the years ended December 31, 2001 and 2000, respectively. Total interest paid was approximately $304 million, $458 million and $314 million in 2001, 2000 and 1999, respectively. For a more complete discussion of interest rate management, refer to Note 9.

         Maturities of long-term debt for the five years succeeding December 31, 2001, are as follows (in millions):

          2002         2003        2004        2005        2006
         -------------------------------------------------------
         $ 156        $ 155         $ 2         $ 1         $ 1
         =======================================================

         The above notes include various restrictions, none of which is presently significant to our Company.

NOTE 7: COMPREHENSIVE INCOME
         Accumulated other comprehensive income (AOCI) consists of the following (in millions):

December 31,                                    2001            2000
---------------------------------------------------------------------
Foreign currency
  translation adjustment                    $ (2,682)       $ (2,475)
Accumulated derivative net gains                 142              --
Unrealized gain (loss) on
  available-for-sale securities                  (55)            (26)
Minimum pension liability                        (43)            (26)
---------------------------------------------------------------------
                                            $ (2,638)       $ (2,527)
=====================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         A summary of the components of other comprehensive income for the years ended December 31, 2001, 2000 and 1999, is as follows (in millions):

                                                   Before-Tax         Income      After-Tax
December 31,                                           Amount            Tax         Amount
--------------------------------------------------------------------------------------------
2001
Net foreign currency translation                       $ (285)         $  78         $ (207)
Cumulative effect of adopting SFAS
  No. 133, net                                             83            (33)            50
Net gain (loss) on derivative financial
  instruments                                             151            (59)            92
Net change in unrealized gain (loss)
  on available-for-sale securities                        (39)            10            (29)
Minimum pension liability                                 (27)            10            (17)
--------------------------------------------------------------------------------------------
Other comprehensive income (loss)                      $ (117)         $   6         $ (111)
============================================================================================


                                                   Before-Tax         Income      After-Tax
December 31,                                           Amount            Tax         Amount
--------------------------------------------------------------------------------------------
2000
Net foreign currency translation                     $ (1,074)         $ 109       $   (965)
Net change in unrealized gain (loss)
  on available-for-sale securities                        (90)            30            (60)
Minimum pension liability                                 (17)             7            (10)
--------------------------------------------------------------------------------------------
Other comprehensive income (loss)                    $ (1,181)         $ 146       $ (1,035)
============================================================================================


                                                   Before-Tax         Income      After-Tax
December 31,                                           Amount            Tax         Amount
--------------------------------------------------------------------------------------------
1999
Net foreign currency translation                       $ (249)         $  59         $ (190)
Net change in unrealized gain (loss)
  on available-for-sale securities                         37            (14)            23
Minimum pension liability                                  38            (13)            25
--------------------------------------------------------------------------------------------
Other comprehensive income (loss)                      $ (174)         $  32         $ (142)
============================================================================================


NOTE 8:  FINANCIAL INSTRUMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
         The carrying amounts reflected in our Consolidated Balance Sheets for cash, cash equivalents, marketable equity securities, cost method investments, receivables, loans and notes payable and long-term debt approximate their respective fair values. Fair values are based primarily on quoted prices for those or similar instruments. Fair values for our derivative financial instruments are included in Note 9.

CERTAIN DEBT AND MARKETABLE EQUITY SECURITIES
         Investments in debt and marketable equity securities, other than investments accounted for by the equity method, are categorized as either trading, available-for-sale or held-to-maturity. On December 31, 2001 and 2000, we had no trading securities. Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses, net of deferred income taxes, reported as a component of AOCI. Debt securities categorized as held-to-maturity are stated at amortized cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries


         On December 31, 2001 and 2000, available-for-sale and held-to-maturity securities consisted of the following (in millions):

                                              Gross          Gross      Estimated
                                         Unrealized     Unrealized           Fair
December 31,                     Cost         Gains         Losses          Value
----------------------------------------------------------------------------------
2001
Available-for-sale
 securities
   Equity securities            $ 251          $ 43         $ (116)         $ 178
   Collateralized
     mortgage
     obligations                   13            --             (1)            12
   Other debt
     securities                    19            --             --             19
----------------------------------------------------------------------------------
                                $ 283          $ 43         $ (117)         $ 209
==================================================================================

Held-to-maturity
 securities

  Bank and corporate debt       $ 978          $ --         $   --          $ 978
  Other debt securities             8            --             --              8
----------------------------------------------------------------------------------
                                $ 986          $ --         $   --          $ 986
==================================================================================

                                              Gross          Gross      Estimated
                                         Unrealized     Unrealized           Fair
December 31,                     Cost         Gains         Losses          Value
----------------------------------------------------------------------------------
2000
Available-for-sale
 securities
  Equity securities           $   248          $ 57          $ (90)       $   215
  Collateralized mortgage
    obligations                    25            --             (2)            23
  Other debt securities            15            --             --             15
----------------------------------------------------------------------------------
                              $   288          $ 57          $ (92)       $   253
==================================================================================

Held-to-maturity
 securities

  Bank and corporate debt     $ 1,115          $ --          $  --        $ 1,115
----------------------------------------------------------------------------------
                              $ 1,115          $ --          $  --        $ 1,115
==================================================================================

         On December 31, 2001 and 2000, these investments were included in the following captions in our Consolidated Balance Sheets (in millions):


                                      Available-        Held-to-
                                        for-Sale        Maturity
December 31,                          Securities      Securities
-----------------------------------------------------------------
2001
Cash and cash equivalents                  $  --         $   976
Current marketable securities                 66               2
Cost method investments,
  principally bottling companies             127              --
Other assets                                  16               8
-----------------------------------------------------------------
                                           $ 209         $   986
=================================================================

2000

Cash and cash equivalents                  $  --         $ 1,113
Current marketable securities                 71               2
Cost method investments,
  principally bottling companies             151              --
Other assets                                  31              --
-----------------------------------------------------------------
                                           $ 253         $ 1,115
=================================================================

         The contractual maturities of these investments as of December 31, 2001, were as follows (in millions):

                               Available-for-Sale              Held-to-Maturity
                                   Securities                    Securities
                           -------------------------      ---------------------------
                                                Fair       Amortized            Fair
                                Cost           Value            Cost           Value
-------------------------------------------------------------------------------------
2002                           $  16           $  16           $ 978           $ 978
2003-2006                          3               3               8               8
Collateralized
 mortgage obligations             13              12              --              --
Equity securities                251             178              --              --
-------------------------------------------------------------------------------------
                               $ 283           $ 209           $ 986           $ 986
=====================================================================================

         For the years ended December 31, 2001 and 2000, gross realized gains and losses on sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 9: HEDGING TRANSACTIONS AND DERIVATIVE FINANCIAL INSTRUMENTS
         Our Company uses derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and foreign exchange rates and, to a lesser extent, in commodity prices and other market risks. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair value or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings. Virtually all of our derivatives are straightforward over-the-counter instruments with liquid markets. Our Company does not enter into derivative financial instruments for trading purposes.

         The fair values of derivatives used to hedge or modify our risks fluctuate over time. These fair value amounts should not be viewed in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions or other exposures. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure from our use of derivatives. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, exchange rates or other financial indices.

         As discussed in Note 1, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 on January 1, 2001. These statements require the Company to recognize all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. At the inception of the hedge relationship, the Company must designate the derivative instrument as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.

         The adoption of SFAS No. 133 resulted in the Company recording transition adjustments to recognize its derivative instruments at fair value and to recognize the ineffective portion of the change in fair value of its derivatives. The cumulative effect of these transition adjustments was an after-tax reduction to net income of approximately $10 million and an after-tax net increase to AOCI of approximately $50 million. The reduction to net income is primarily related to the change in the time value and fair value of foreign currency options and interest rate agreements, respectively. The increase in AOCI is primarily related to net gains on foreign currency cash flow hedges. The Company reclassified into earnings during the year ended December 31, 2001 approximately $54 million of net gains relating to the transition adjustment recorded in AOCI as of January 1, 2001.

         We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures daily and review any downgrade in credit rating immediately. If a downgrade in the credit rating of a counterparty were to occur, we have provisions requiring collateral in the form of U.S. government securities for substantially all of our transactions. To mitigate presettlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. The Company has master netting agreements with most of the financial institutions that are counterparties to the derivative instruments. These agreements allow the net settlement of assets and liabilities arising from different transactions with the same counterparty. Based on these factors, we consider the risk of counterparty default to be minimal.

INTEREST RATE MANAGEMENT
         Our Company maintains a percentage of fixed and variable rate debt within defined parameters. We enter into interest rate swap agreements that maintain the fixed-to-variable mix within these parameters. These contracts had maturities ranging from one to two years

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

on December 31, 2001. Interest rate swap agreements, which meet certain conditions required under SFAS No. 133 for fair value hedges, are accounted for as such. Therefore, no ineffective portion was recorded in 2001. Accordingly, the changes in the fair value of these agreements are recorded in earnings immediately. The fair value of our Company's interest rate swap agreements was approximately $5 million at December 31, 2001. The Company estimates the fair value of its interest rate management derivatives based on quoted market prices.

         Prior to January 1, 2001, our Company also used interest swaps and interest rate caps for hedging purposes. For interest rate swaps, any differences paid or received were recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the underlying obligation. Additionally, prior to January 1, 2001, our Company had entered into an interest rate cap agreement that entitled us to receive from a financial institution the amount, if any, by which our interest payments on our variable rate debt exceeded prespecified interest rates through 2004. This cap agreement was terminated during 2001, and the impact on the Consolidated Statements of Income was immaterial.

FOREIGN CURRENCY MANAGEMENT
         The purpose of our foreign currency hedging activities is to reduce the risk that our eventual U.S. dollar net cash inflows resulting from sales outside the U.S. will be adversely affected by changes in exchange rates.

         We enter into forward exchange contracts and purchase currency options (principally euro and Japanese yen) to hedge certain portions of forecasted cash flows denominated in foreign currencies. The effective portion of the changes in fair value for these contracts, which have been designated as cash flow hedges, are reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion (which was not significant in 2001) of the change in fair value of these instruments is immediately recognized in earnings. These contracts had maturities ranging from one to two years on December 31, 2001, the period in which all amounts included in AOCI will be reclassified into earnings.

         Additionally, the Company enters into forward exchange contracts, which are not designated as hedging instruments under SFAS No. 133. These instruments are used to offset the earnings impact relating to the variability in exchange rates on certain monetary assets and liabilities denominated in non-functional currencies. Changes in the fair value of these instruments are recognized in earnings in the "Other income-net" line item of the Consolidated Statements of Income immediately to offset the effect of remeasurement of the monetary assets and liabilities.

         The Company also enters into forward exchange contracts to hedge its net investment position in certain major currencies. Under SFAS No. 133, changes in the fair value of these instruments are recognized in foreign currency translation adjustment, a component of AOCI, immediately to offset the change in the value of the net investment being hedged. For the year ended December 31, 2001, approximately $43 million of losses relating to derivative financial instruments were recorded in foreign currency translation adjustment.

         Prior to January 1, 2001, gains and losses on derivative financial instruments that were designated and effective as hedges of net investments in international operations were included in foreign currency translation adjustments, a component of AOCI.

         For the year ended December 31, 2001, we recorded an increase to AOCI of approximately $92 million, net of both income taxes and reclassifications to earnings, primarily related to net gains on foreign currency cash flow hedges, which will generally offset cash flow losses relating to the underlying exposures being hedged in future periods. The Company estimates that it will reclassify into earnings during the next 12 months approximately $120 million of the net amount recorded in AOCI as of December 31, 2001 as the anticipated foreign currency cash flows occur. The Company recorded approximately $12 million in earnings classified within net operating revenues in the Consolidated Statements of Income, primarily related to the change in the time value of foreign currency options. During 2001, the FASB issued an interpretation to SFAS No. 133 allowing the entire change in fair value, including the time value, of certain purchased options to be recorded in AOCI until the related underlying exposure is recorded in earnings. The Company adopted this interpretation prospectively.

         The Company did not discontinue any cash flow hedge relationships during the year ended December 31, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         The following table summarizes activity in AOCI related to derivatives designated as cash flow hedges held by the Company during the period from January 1, 2001 through December 31, 2001 (in millions):

                                   Before-Tax        Income         After-Tax
Year Ended December 31,                Amount           Tax            Amount
------------------------------------------------------------------------------
2001
Cumulative effect of adopting
  SFAS No. 133, net                    $   83         $ (33)            $  50
Net changes in fair value
  of derivatives                          311          (122)              189
Net gains reclassified from
  AOCI into earnings                     (160)           63               (97)
------------------------------------------------------------------------------
Accumulated derivative
  net gains as of
  December 31, 2001                    $  234         $ (92)            $ 142
==============================================================================

         The following table presents the fair value, carrying value and maturities of the Company's foreign currency derivative instruments outstanding as of December 31, 2001 (in millions):

                             Carrying       Fair
December 31,                   Values     Values      Maturity
---------------------------------------------------------------
2001
Forward contracts               $  37      $  37          2002
Currency swap agreements           10         10          2002
Purchased options                 219        219     2002-2003
---------------------------------------------------------------
                                $ 266      $ 266
===============================================================

         The Company estimates the fair value of its foreign currency derivatives based on quoted market prices or pricing models using current market rates. This amount is primarily reflected in prepaid expenses and other assets within the Company's Consolidated Balance Sheets.

         Prior to January 1, 2001, our Company also used foreign exchange contracts and purchased currency options for hedging purposes. Premiums paid and realized gains and losses, including those on any terminated contracts, were included in prepaid expenses and other assets. These were recognized in income, along with unrealized gains and losses, in the same period the hedging transactions were realized. Approximately $26 million of realized gains on settled contracts entered into as hedges of firmly committed transactions that had not yet occurred were deferred on December 31, 2000. Deferred gains and losses from hedging anticipated transactions were not material on December 31, 2000.

         The following table presents the aggregate notional principal amounts, carrying values, fair values and maturities of our derivative financial instruments outstanding on December 31, 2000 (in millions):

                                     Notional
                                    Principal          Carrying               Fair
December 31,                          Amounts            Values             Values           Maturity
------------------------------------------------------------------------------------------------------
2000
Interest rate management
  Swap agreements
    Assets                            $   150              $  1              $   8               2003
    Liabilities                            25                (1)               (10)         2001-2003
  Interest rate caps
    Assets                              1,600                 8                  4               2004
Foreign currency management
  Forward contracts
    Assets                              1,812                49                 74               2001
  Swap agreements
    Assets                                 48                 2                 (3)              2001
    Liabilities                           359                (2)               (19)         2001-2002
  Purchased options
    Assets                                706                18                 53          2001-2002
Other
    Assets                                 87                 2                  3               2001
------------------------------------------------------------------------------------------------------
                                      $ 4,787              $ 77              $ 110
======================================================================================================

NOTE 10: COMMITMENTS AND CONTINGENCIES
         On December 31, 2001, we were contingently liable for guarantees of indebtedness owed by third parties in the amount of $436 million, of which $10 million related to the Company's equity investee bottlers. We do not consider it probable that we will be required to satisfy these guarantees.

         We believe our exposure to concentrations of credit risk is limited, due to the diverse geographic areas covered by our operations.

         We have committed to make future marketing expenditures of $1,326 million, of which the majority is payable over the next 12 years.

         The Company is involved in various legal proceedings. Management believes that any liability to the Company which may arise as a result of these proceedings will not have a material adverse effect on the financial condition of the Company taken as a whole.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

NOTE 11: NET CHANGE IN OPERATING ASSETS AND LIABILITIES
         The changes in operating assets and liabilities, net of effects of acquisitions and divestitures of businesses and unrealized exchange gains/losses, are as follows (in millions):

                                         2001               2000              1999
-----------------------------------------------------------------------------------
Increase in trade
  accounts receivable                  $  (73)            $  (39)           $  (96)
Increase in inventories                   (17)                (2)             (163)
Increase in prepaid
  expenses and other assets              (349)              (618)             (547)
Increase (decrease) in
  accounts payable
  and accrued expenses                   (179)               (84)              281
Increase (decrease) in
  accrued taxes                           247                (96)              (36)
Increase (decrease) in
  other liabilities                       (91)               (13)                4
-----------------------------------------------------------------------------------
                                       $ (462)            $ (852)           $ (557)
===================================================================================

NOTE 12: RESTRICTED STOCK, STOCK OPTIONS AND OTHER STOCK PLANS
         Our Company currently sponsors restricted stock award plans and stock option plans. Our Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for our stock option plans. The compensation cost charged against income for our restricted stock award plans was $41 million in 2001, $6 million in 2000 and $39 million in 1999. In 2000, the Company recorded a charge of $37 million for special termination benefits as part of the Realignment (discussed in Note 16). Had compensation cost for the stock option plans been determined based on the fair value at the grant dates for awards under the plans, our Company's net income and net income per share (basic and diluted) would have been as presented in the following table.

         The pro forma amounts are indicated below (in millions, except per share amounts):

Year Ended December 31,                  2001              2000              1999
----------------------------------------------------------------------------------
Net income
  As reported                         $ 3,969           $ 2,177           $ 2,431
  Pro forma                           $ 3,767           $ 1,995           $ 2,271
Basic net income per share
  As reported                         $  1.60           $   .88           $   .98
  Pro forma                           $  1.51           $   .81           $   .92
Diluted net income per share
  As reported                         $  1.60           $   .88           $   .98
  Pro forma                           $  1.51           $   .80           $   .91
==================================================================================

         Under the amended 1989 Restricted Stock Award Plan and the amended 1983 Restricted Stock Award Plan (the Restricted Stock Award Plans), 40 million and 24 million shares of restricted common stock, respectively, may be granted to certain officers and key employees of our Company.

         On December 31, 2001, 29 million shares were available for grant under the Restricted Stock Award Plans. In 2001, there were 116,300 shares of restricted stock granted at an average price of $48.95. In 2000, there were 546,585 shares of restricted stock granted at an average price of $58.20. In 1999, 32,100 shares of restricted stock were granted at an average price of $53.86. In 2001, 78,700 shares of restricted stock were cancelled at an average price of $48.49. In 2000, 80,500 shares of restricted stock were cancelled at an average price of $28.41. In 1999, 1,600 shares of restricted stock were cancelled at an average price of $86.75. Participants are entitled to vote and receive dividends on the shares and, under the 1983 Restricted Stock Award Plan, participants are reimbursed by our Company for income taxes imposed on the award, but not for taxes generated by the reimbursement payment. The shares are subject to certain transfer restrictions and may be forfeited if a participant leaves our Company for reasons other than retirement, disability or death, absent a change in control of our Company.

         In addition, 270,000 shares of three-year performance-based and 2,025,000 shares of five-year performance-based restricted stock were granted in 2000. The release of these shares was contingent upon the Company achieving certain predefined performance targets over the three-year and five-year measurement

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

periods, respectively. Participants were entitled to vote and receive dividends on these shares during the measurement period. The Company also promised to grant 180,000 shares of stock at the end of three years and 200,000 shares at the end of five years to certain employees if the Company achieved predefined performance targets over the respective measurement periods. In May 2001, these performance based restricted stock awards and promises made to grant shares in the future were cancelled. New awards, for the same number of shares, with the exception of the promise made in 2000 to grant 200,000 shares at the end of five years, were granted. The performance targets of these new awards are aligned with the Company's current long-term earnings per share growth target of 11 to 12 percent. In 2001, an additional 10,000 shares of three-year and 300,000 shares of five-year performance-based restricted stock were granted with performance targets aligned with the Company's current long-term earnings per share growth target of 11 to 12 percent.

         Under our 1991 Stock Option Plan (the 1991 Option Plan), a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options and stock appreciation rights granted under the 1991 Option Plan. The stock appreciation rights permit the holder, upon surrendering all or part of the related stock option, to receive cash, common stock or a combination thereof, in an amount up to 100 percent of the difference between the market price and the option price. Options to purchase common stock under the 1991 Option Plan have been granted to Company employees at fair market value at the date of grant.

         The 1999 Stock Option Plan (the 1999 Option Plan) was approved by share owners in April of 1999. Following the approval of the 1999 Option Plan, no grants were made from the 1991 Option Plan, and shares available under the 1991 Option Plan were no longer available to be granted. Under the 1999 Option Plan, a maximum of 120 million shares of our common stock was approved to be issued or transferred to certain officers and employees pursuant to stock options granted under the 1999 Option Plan. Options to purchase common stock under the 1999 Option Plan have been granted to Company employees at fair market value at the date of grant.

         Generally, stock options become exercisable over a four-year vesting period and expire 15 years from the date of grant. Prior to 1999, stock options generally became exercisable over a three-year vesting period and expired 10 years from the date of grant.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yields of 1.6, 1.2 and 1.2 percent; expected volatility of 31.9, 31.7 and 27.1 percent; risk-free interest rates of 5.1, 5.8 and 6.2 percent; and expected lives of five years for 2001 and 2000 and four years for 1999. The weighted-average fair value of options granted was $15.09, $19.85 and $15.77 for the years ended December 31, 2001, 2000 and 1999, respectively.

         A summary of stock option activity under all plans is as follows
            (shares in millions):

                                               2001                           2000                         1999
                                     --------------------------    --------------------------    ---------------------------
                                               Weighted-Average              Weighted-Average              Weighted-Average
                                     Shares      Exercise Price    Shares      Exercise Price    Shares      Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding on January 1,               112             $ 51.23       101             $ 46.66        80             $ 42.77
Granted(1)                               45               48.11        32               57.35        28               53.53
Exercised                                (7)              24.30       (12)              26.00        (6)              26.12
Forfeited/Expired (2)                    (9)              56.74        (9)              57.51        (1)              60.40
----------------------------------------------------------------------------------------------------------------------------
Outstanding on December 31,             141             $ 51.16       112             $ 51.23       101             $ 46.66
============================================================================================================================
Exercisable on December 31,              65             $ 50.83        60             $ 46.57        59             $ 39.40
============================================================================================================================
Shares available on December 31,
  for options that may be granted        25                            65                            92
============================================================================================================================

(1)      No grants were made from the 1991 Option Plan during 2000 or 2001.
(2)      Shares Forfeited/Expired relate to the 1991 and 1999 Option Plans.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         The following table summarizes information about stock options at December 31, 2001 (shares in millions):

                                        Outstanding Stock Options               Exercisable Stock Options
                             ----------------------------------------------     ---------------------------
                                       Weighted-Average
                                              Remaining    Weighted-Average               Weighted-Average
Range of Exercise Prices     Shares    Contractual Life      Exercise Price    Shares       Exercise Price
-----------------------------------------------------------------------------------------------------------
$ 20.00 to $ 30.00                7           2.1 years             $ 23.44         7              $ 23.44
$ 30.01 to $ 40.00                9           3.8 years             $ 35.63         9              $ 35.63
$ 40.01 to $ 50.00               53          12.9 years             $ 48.22         9              $ 48.86
$ 50.01 to $ 60.00               59          12.2 years             $ 56.30        28              $ 56.54
$ 60.01 to $ 86.75               13           6.8 years             $ 65.87        12              $ 65.89
-----------------------------------------------------------------------------------------------------------
$ 20.00 to $ 86.75              141          10.9 years             $ 51.16        65              $ 50.83
===========================================================================================================


NOTE 13: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
         Our Company sponsors and/or contributes to pension and postretirement health care and life insurance benefit plans covering substantially all U.S. employees and certain employees in international locations. We also sponsor nonqualified, unfunded defined benefit pension plans for certain officers and other employees. In addition, our Company and its subsidiaries have various pension plans and other forms of postretirement arrangements outside the United States.

         Total expense for all benefit plans, including defined benefit pension plans, defined contribution pension plans, and postretirement health care and life insurance benefit plans, amounted to approximately $142 million in 2001, $116 million in 2000 and $108 million in 1999. In addition, in 2000 the Company recorded a charge of $124 million for special retirement benefits as part of the Realignment discussed in Note 16. Net periodic cost for our pension and other defined benefit plans consists of the following (in millions):

                                                               Pension Benefits
                                                 ----------------------------------------------
Year Ended December 31,                             2001               2000               1999
-----------------------------------------------------------------------------------------------
Service cost                                      $   53             $   54             $   67
Interest cost                                        123                119                111
Expected return on plan assets                      (125)              (132)            $ (119)
Amortization of prior service cost                     8                  4                  6
Recognized net actuarial (gain) loss                   3                 (7)                 7
Settlements and curtailments                          --                  1                 --
-----------------------------------------------------------------------------------------------
Net periodic pension cost                         $   62             $   39             $   72
===============================================================================================

                                                               Other Benefits
                                                 ---------------------------------------------
Year Ended December 31,                             2001               2000              1999
----------------------------------------------------------------------------------------------
Service cost                                        $ 13               $ 12              $ 14
Interest cost                                         34                 29                22
Expected return on plan assets                        (1)                (1)               (1)
Amortization of prior service cost                     2                  1                --
Recognized net actuarial gain                         --                 (1)               --
----------------------------------------------------------------------------------------------
Net periodic cost                                   $ 48               $ 40              $ 35
==============================================================================================

         The following table sets forth the change in benefit obligation for our benefit plans (in millions):


                                              Pension Benefits           Other Benefits
                                              ----------------           --------------
December 31,                                   2001         2000         2001         2000
-------------------------------------------------------------------------------------------
Benefit obligation at beginning of year     $ 1,819      $ 1,670        $ 407        $ 303
Service cost                                     53           54           13           12
Interest cost                                   123          119           34           29
Foreign currency
  exchange rate changes                         (23)         (55)          --           --
Amendments                                       --           57            3           21
Actuarial loss                                   62           77           96           25
Benefits paid                                  (126)        (146)         (23)         (17)
Business combinations                            10           --           --           --
Divestitures                                    (12)          --           --           --
Settlements and curtailments                     --          (67)          --           13
Special retirement benefits                      --          104           --           20
Other                                            --            6           --            1
-------------------------------------------------------------------------------------------
Benefit obligation at end of year           $ 1,906      $ 1,819        $ 530        $ 407
===========================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                     The Coca-Cola Company and Subsidiaries

         The following table sets forth the change in plan assets for our benefit plans (in millions):

                                                 Pension Benefits           Other Benefits
                                              ----------------------     ---------------------
December 31,                                      2001         2000         2001         2000
----------------------------------------------------------------------------------------------
Fair value of plan assets
  at beginning of year(1)                      $ 1,555      $ 1,722        $  17        $  29
Actual return on plan assets                       (96)           4           --            2
Employer contribution                              130           31           --           --
Foreign currency exchange rate changes             (14)         (57)          --           --
Benefits paid                                      (91)        (120)         (17)         (14)
Business combinations                                9           --           --           --
Divestitures                                        (4)          --           --           --
Settlements                                         --          (38)          --           --
Other                                                3           13           --           --
----------------------------------------------------------------------------------------------
Fair value of plan assets at end of year(1)    $ 1,492      $ 1,555        $  --        $  17
==============================================================================================

(1) Pension benefit plan assets primarily consist of listed stocks including 1,621,050 shares of common stock of our Company with a fair value of $76 million and $99 million as of December 31, 2001 and 2000, respectively.

         The total projected benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $687 million and $232 million, respectively, as of December 31, 2001 and $617 million and $194 million, respectively, as of December 31, 2000. The total accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $583 million and $202 million, respectively, as of December 31, 2001 and $480 million and $152 million, respectively, as of December 31, 2000.

         The accrued pension and other benefit costs recognized in our accompanying Consolidated Balance Sheets are computed as follows (in millions):

                                             Pension Benefits           Other Benefits
                                          ----------------------     ---------------------
December 31,                                  2001         2000         2001         2000
------------------------------------------------------------------------------------------
Funded status                               $ (414)      $ (264)      $ (530)      $ (390)
Unrecognized net asset at transition            (5)          (6)          --           --
Unrecognized prior service cost                 73           90           21           23
Unrecognized net actuarial (gain) loss         195          (89)          45          (51)
------------------------------------------------------------------------------------------
Net liability recognized                    $ (151)      $ (269)      $ (464)      $ (418)
------------------------------------------------------------------------------------------
Prepaid benefit cost                        $  146       $   39       $   --       $   --
Accrued benefit liability                     (387)        (374)        (464)        (418)
Accumulated other comprehensive income          70           43           --           --
Intangible asset                                20           23           --           --
------------------------------------------------------------------------------------------
Net liability recognized                    $ (151)      $ (269)      $ (464)      $ (418)
==========================================================================================


         The weighted-average assumptions used in computing the preceding information are as follows:

                                                                  Pension Benefits
                                                          -----------------------------------
December 31,                                               2001          2000          1999
---------------------------------------------------------------------------------------------
Discount rate                                             6 1/2%            7%             7%

Rate of increase in compensation levels                   4 1/4%        4 1/2%         4 1/2%

Expected long-term rate of return on plan assets          8 1/2%        8 1/2%         8 1/2%


                                                                     Other Benefits
                                                          -----------------------------------
December 31,                                               2001          2000           1999
---------------------------------------------------------------------------------------------
Discount rate                                             7 1/4%        7 1/2%             8%

Rate of increase in  compensation levels                  4 1/2%        4 3/4%             5%

Expected long-term rate of return on plan assets             --             3%             3%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         The rate of increase in per capita costs of covered health care benefits is assumed to be 9 percent in 2002, decreasing gradually to 5 1/4 percent by the year 2007.

         A one percentage point change in the assumed health care cost trend rate would have the following effects (in millions):

                                                              One Percentage    One Percentage
                                                              Point Increase    Point Decrease
                                                             ----------------------------------
Effect on accumulated postretirement benefit
  obligation as of December 31, 2001                                    $ 54             $ (45)

Effect on net periodic postretirement benefit
  cost in 2001                                                          $  7             $  (6)

NOTE 14: INCOME TAXES
         Income before income taxes and cumulative effect of accounting change consists of the following (in millions):

Year Ended December 31,            2001          2000          1999
--------------------------------------------------------------------
United States                   $ 2,430       $ 1,497       $ 1,504
International                     3,240         1,902         2,315
--------------------------------------------------------------------
                                $ 5,670       $ 3,399       $ 3,819
====================================================================

         Income tax expense (benefit) consists of the following (in millions):

Year Ended                    United             State &             Inter-
December 31,                  States               Local           national             Total
----------------------------------------------------------------------------------------------
2001
 Current                       $ 552               $ 102            $   981           $ 1,635
 Deferred                         70                 (15)                 1                56
2000
 Current                       $  48               $  16            $ 1,155           $ 1,219
 Deferred                         (9)                 46                (34)                3
1999
 Current                       $ 395               $  67            $   829           $ 1,291
 Deferred                        182                  11                (96)               97
==============================================================================================


         We made income tax payments of approximately $1,351 million, $1,327 million and $1,404 million in 2001, 2000 and 1999, respectively. During the first quarter of 2000, the United States and Japan taxing authorities entered into an Advance Pricing Agreement (APA) whereby the level of royalties paid by Coca-Cola (Japan) Company, Ltd. (our Subsidiary) to our Company has been established for the years 1993 through 2001. Pursuant to the terms of the APA, our Subsidiary has filed amended returns for the applicable periods reflecting the negotiated royalty rate. These amended returns resulted in the payment during the first and second quarters of 2000 of additional Japanese taxes, the effect of which on both our financial performance and our effective tax rate was not material, due primarily to offsetting tax credits utilized on our U.S. income tax return.

         A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

Year Ended December 31,                                                       2001           2000           1999
-----------------------------------------------------------------------------------------------------------------
Statutory U.S. federal rate                                                   35.0%          35.0%          35.0%
State income taxes-net of federal benefit                                      1.0             .8            1.0
Earnings in jurisdictions taxed at rates different from the
   statutory U.S. federal rate                                                (4.9)          (4.0)          (6.0)
Equity income or loss (1)                                                      (.9)           2.9            1.6
Other operating charges (2)                                                     --            1.9            5.3
Other-net                                                                      (.4)           (.6)           (.6)
-----------------------------------------------------------------------------------------------------------------
                                                                              29.8%          36.0%          36.3%
=================================================================================================================

(1)      Includes charges by equity investees for 2000 and 1999. See Note 15.
(2) Includes charges related to certain bottling, manufacturing and intangible assets for 2000 and 1999. See Note 15.

         Our effective tax rate reflects the tax benefit derived from having significant operations outside the United States that are taxed at rates lower than the U.S. statutory rate of 35 percent.

         In 2000, management concluded that it was more likely than not that local tax benefits would not be realized with respect to principally all of the items discussed in Note 15, with the exception of approximately $188 million of charges related to the settlement terms of a class action discrimination lawsuit. Accordingly, valuation allowances were recorded to offset the future tax benefit of these nonrecurring items resulting in an increase in our effective tax rate. Excluding the impact of these nonrecurring items, the effective tax rate on operations for 2000 was slightly more than 30 percent.

         In 1999, the Company recorded a charge of $813 million, primarily reflecting the impairment of certain bottling, manufacturing and intangible assets. For some locations with impaired assets, management concluded that it was more likely than not that no local tax benefit would be realized. Accordingly, a valuation allowance was recorded offsetting the future tax benefits

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

for such locations. This resulted in an increase in our effective tax rate for 1999. Excluding the impact, the Company's effective tax rate for 1999 would have been 31 percent.

         Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $5.9 billion at December 31, 2001. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a substantial portion of the U.S. liability.

         The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities consist of the following (in millions):

December 31,                                         2001             2000
---------------------------------------------------------------------------
Deferred tax assets:
   Benefit plans                                  $   377          $   261
   Liabilities and reserves                           489              456
   Net operating loss carryforwards                   286              375
   Other operating charges                            169              321
   Other                                              232              126
---------------------------------------------------------------------------
   Gross deferred tax assets                        1,553            1,539
   Valuation allowance                               (563)            (641)
---------------------------------------------------------------------------
                                                  $   990          $   898
---------------------------------------------------------------------------
Deferred tax liabilities:
   Property, plant and equipment                  $   391          $   425
   Equity investments                                 196              228
   Intangible assets                                  248              224
   Other                                              185              129
---------------------------------------------------------------------------
                                                  $ 1,020          $ 1,006
===========================================================================
Net deferred tax asset (liability)(1)             $   (30)         $  (108)
===========================================================================


(1) Deferred tax assets of $412 million and $250 million have been included in the consolidated balance sheet caption "Other assets" at December 31, 2001 and 2000, respectively.

         On December 31, 2001 and 2000, we had approximately $240 million and $143 million, respectively, of net deferred tax assets, located in countries outside the United States.

         On December 31, 2001, we had $1,229 million of tax operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. Loss carryforwards of $440 million must be utilized within the next five years; $789 million can be utilized over an indefinite period. A valuation allowance has been provided for a portion of the deferred tax assets related to these loss carryforwards.

NOTE 15: NONRECURRING ITEMS
         In the first quarter of 2000, we recorded charges of approximately $405 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Indian bottling operations. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair value was derived using cash flow analysis. The assumptions used in the cash flow analysis were consistent with those used in our internal planning process. The assumptions included estimates of future growth in unit cases, estimates of gross margins, estimates of the impact of exchange rates and estimates of tax rates and tax incentives. The charge was primarily the result of our revised outlook for the Indian beverage market including the future expected tax environment. The remaining carrying value of long-lived assets within our Indian bottling operations, immediately after recording the impairment charge, was approximately $300 million.

         In July 2000, we recorded a tax-free non-cash gain of approximately $118 million related to the merger of Coca-Cola Beverages and Hellenic Bottling Company S.A. For specific transaction details refer to Note 2.

         In the fourth quarter of 2000, we recorded charges of approximately $188 million related to the settlement terms of, and direct costs related to, a class action discrimination lawsuit. The monetary settlement includes cash payments to fund back pay, compensatory damages, a promotional achievement fund and attorneys' fees. In addition, the Company introduced a wide range of training, monitoring and mentoring programs. Of the $188 million, $50 million was donated to The Coca-Cola Foundation to continue its broad range of community support programs. In 2001, our Company paid out substantially all of this settlement.

         In 2000, the Company also recorded a nonrecurring charge of approximately $306 million, which represents the Company's portion of a charge recorded by Coca-Cola Amatil to reduce the carrying value of its

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

investment in the Philippines. In addition, Panamerican Beverages, Inc. wrote down selected assets, including the impairment of the value of its Venezuelan operating unit. The Company's portion of this charge was approximately $124 million. Also contributing to the equity losses were nonrecurring charges recorded by investees in Eurasia and the Middle East. These nonrecurring charges were partially offset by the impact of lower tax rates related to current and deferred taxes at Coca-Cola Erfrischungsgetraenke AG (CCEAG).

         In the fourth quarter of 1999, we recorded charges of approximately $813 million. Of this $813 million, approximately $543 million related to the impairment of certain bottling, manufacturing and intangible assets, primarily within our Russian and Caribbean bottlers and in the Middle and Far East and in North America. These impairment charges were recorded to reduce the carrying value of the identified assets to fair value. Fair values were derived using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where cash flow analyses were used to estimate fair values, key assumptions employed, consistent with those used in our internal planning process, included our estimates of future growth in unit case sales, estimates of gross margins and estimates of the impact of inflation and foreign currency fluctuations. The charges were primarily the result of our revised outlook in certain markets due to the prolonged severe economic downturns. The remaining carrying value of these impaired long-lived assets, immediately after recording the impairment charge, was approximately $140 million.

         Of the $813 million, approximately $196 million related to charges associated with the impairment of the distribution and bottling assets of our vending operations in Japan and our bottling operations in the Baltics. The charges reduced the carrying value of these assets to their fair value less the cost to sell. Consistent with our long-term bottling strategy, management intended to sell the assets of our vending operations in Japan and our bottling operations in the Baltics. The remaining carrying value of long-lived assets within these operations and the income from operations on an after-tax basis as of and for the 12-month period ending December 31, 2000, were approximately $143 million and $12 million, respectively. On December 22, 2000, the Company signed a definitive agreement to sell the assets of our vending operations in Japan and this sale was completed in 2001. The proceeds from the sale of the assets were approximately equal to the carrying value of the long-lived assets less the cost to sell.

         In December 2000, the Company announced that it had intended to sell its bottling operations in the Baltics to one of our strategic business partners. However, the partner was in the process of internal restructuring and no longer planned to purchase the Baltics bottling operations. At that time another suitable buyer was not identified so the Company continued to operate the Baltics bottlers as consolidated operations until a new buyer was identified. Subsequently, in January 2002, our Company reached an agreement to sell our bottling operations in the Baltics to CCHBC in early 2002. The expected proceeds from the sale of the Baltics bottlers are approximately equal to the current carrying value of the investment.

         The remainder of the $813 million charges, approximately $74 million, primarily related to the change in senior management and charges related to organizational changes within the Europe, Eurasia and Middle East, Latin America and Corporate segments. These charges were incurred during the fourth quarter of 1999.

NOTE 16: REALIGNMENT COSTS
         In January 2000, our Company initiated a major organizational realignment (the Realignment) intended to put more responsibility, accountability and resources in the hands of local business units of the Company so as to fully leverage the local capabilities of our system.

         Under the Realignment, employees were separated from almost all functional areas of the Company's operations, and certain activities were outsourced to third parties. The total number of employees separated as of December 31, 2000, was approximately 5,200. Employees separated from the Company as a result of the Realignment were offered severance or early retirement packages, as appropriate, which included both financial and nonfinancial components. The Realignment expenses included costs associated with involuntary terminations, voluntary retirements and other direct costs associated with implementing the Realignment. Other direct costs included repatriating and relocating employees to local markets; asset write-downs; lease cancellation costs; and costs associated with the development, communication and administration of the Realignment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         The table below summarizes the balance of accrued Realignment expenses and the movement in that accrual as of and for the years ended December 31, 2001 and 2000 (in millions):

                                                                     2000        Accrued                     2001         Accrued
                                                                 Non-cash        Balance                 Non-cash         Balance
                                          2000          2000          and   December 31,        2001          and    December 31,
REALIGNMENT SUMMARY                   Expenses      Payments     Exchange           2000    Payments     Exchange            2001
----------------------------------------------- ------------------------------------------------------------------------------------
Employees involuntarily separated
 Severance pay and benefits             $  216       $  (123)      $   (2)        $   91     $   (66)      $   (8)         $   17
 Outside services--legal,
  outplacement, consulting                  33           (25)          --              8          (8)          --              --
 Other--including asset
  write-downs                               81           (37)          (7)            37         (33)          (4)             --
------------------------------------------------------------------------------------------------------------------------------------
                                        $  330       $  (185)      $   (9)        $  136     $  (107)      $  (12)         $   17
------------------------------------------------------------------------------------------------------------------------------------
Employees voluntarily separated
 Special retirement pay
  and benefits                          $  353       $  (174)      $   --         $  179     $   (26)      $  (12)         $  141
 Outside services--legal,
  outplacement, consulting                   6            (3)          --              3          (3)          --              --
------------------------------------------------------------------------------------------------------------------------------------
                                        $  359       $  (177)      $   --         $  182     $   (29)      $  (12)         $  141
------------------------------------------------------------------------------------------------------------------------------------
Other direct costs                      $  161       $   (92)      $   (9)        $   60     $   (26)      $  (11)         $   23
------------------------------------------------------------------------------------------------------------------------------------
TOTAL REALIGNMENT                       $  850       $  (454)      $  (18)        $  378(1)  $  (162)      $  (35)         $  181(1)
====================================================================================================================================

(1) As of December 31, 2001 and 2000, $59 million and $254 million, respectively, were included in the consolidated balance sheet caption "Accounts payable and accrued expenses." As of December 31, 2001 and 2000, $122 million and $124 million, respectively, were included in the consolidated balance sheet caption "Other liabilities."

NOTE 17: ACQUISITIONS AND INVESTMENTS
         During 2001, our Company's acquisition and investment activity totaled approximately $651 million. In February 2001, our Company reached an agreement with Carlsberg for the dissolution of CCNB, a joint venture bottler in which our Company had a 49 percent ownership. At that time, CCNB had bottling operations in Sweden, Norway, Denmark, Finland and Iceland. Under this agreement with Carlsberg, our Company acquired CCNB's Sweden and Norway bottling operations in June 2001, increasing our Company's ownership in those bottlers to 100 percent. Carlsberg acquired CCNB's Denmark and Finland bottling operations, increasing Carlsberg's ownership in those bottlers to 100 percent. Pursuant to the agreement, CCNB sold its Iceland bottling operations to a third-party group of investors in May 2001.

         In March 2001, our Company signed a definitive agreement with La Tondena Distillers, Inc. (La Tondena) and San Miguel to acquire carbonated soft drink, water and juice brands for $84 million. CCBPI acquired the related manufacturing and distribution assets from La Tondena for $63 million.

         In July 2001, our Company and San Miguel acquired CCBPI from Coca-Cola Amatil. Upon the completion of this transaction, our Company owned 35 percent of the common shares and 100 percent of the Preferred B shares, and San Miguel owned 65 percent of the common shares of CCBPI. Additionally, as a result of this transaction, our Company's interest in Coca-Cola Amatil was reduced from approximately 38 percent to approximately 35 percent.

         In December 2001, our Company completed a cash tender offer for all outstanding shares of common stock of Odwalla, Inc. This acquisition was valued at approximately $190 million with our Company receiving an ownership interest of 100 percent.

         During the first half of 2001, in separate transactions, our Company purchased two bottlers in Brazil: Refrescos Guararapes Ltda. and Sucovalle Sucos e Concentrados do Vale S.A. In separate transactions during the first half of 2000, our Company purchased two other bottlers in Brazil: Companhia Mineira de Refrescos, S.A. and Refrigerantes Minas Gerais Ltda. In October 2000, the Company purchased a 58 percent interest in Paraguay Refrescos S.A. (Paresa), a bottler located in Paraguay. In December 2000, the Company made a tender offer for the remaining 42 percent of the shares in Paresa. In January 2001, following the completion of the tender offer, we owned approximately 95 percent of Paresa.

         The acquisitions and investments have been accounted for by either the purchase, equity or cost

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

method of accounting, as appropriate. Their results have been included in the Consolidated Financial Statements from their respective dates of acquisition using the appropriate method of accounting. Had the results of these businesses been included in operations commencing with 1999, the reported results would not have been materially affected.

NOTE 18: SUBSEQUENT EVENTS
         In 2001, our Company concluded negotiations regarding the terms of a Control and Profit and Loss (CPL) agreement with certain other share owners of CCEAG, the largest bottler in Germany, in which the Company has an approximate 41 percent ownership interest. Under the terms of the CPL agreement, the Company obtained management control of CCEAG for a period of up to five years. In return for the management control of CCEAG, the Company guaranteed annual payments in lieu of dividends by CCEAG to all other CCEAG share owners. Additionally, all other CCEAG share owners entered into either a put or a put/call option agreement with the Company, exercisable at the end of the term of the CPL agreement at agreed prices. In early 2002, the Company assumed control of CCEAG. This transaction will be accounted for as a business combination. The present value of the total amount likely to be paid by our Company to all other CCEAG share owners, including the put or put/call payments and the guaranteed annual payment in lieu of dividends, is approximately $600 million. In 2001, CCEAG's revenues were approximately $1.7 billion. Additionally, our Company's debt will increase between $700 million and $800 million once this business combination is completed.

         In November 2001, our Company and CCBPI entered into a sale and purchase agreement with RFM Corp. to acquire its 83.2 percent interest in Cosmos Bottling Corporation (CBC), a publicly traded Philippine beverage company. As of the date of the agreement, the Company began supplying concentrate for this operation. The transaction valued CBC at 14 billion Philippine pesos, or approximately $270 million. The purchase of RFM's interest was finalized on January 3, 2002 with our Company receiving direct and indirect ownership totaling approximately 62.3 percent. A subsequent tender offer was made to the remaining minority share owners and is expected to close in March 2002.

NOTE 19: OPERATING SEGMENTS
         Our Company's operating structure includes the following operating segments: North America (including The Minute Maid Company); Africa; Europe, Eurasia and Middle East; Latin America; Asia; and Corporate. North America also includes the United States, Canada and Puerto Rico.

         Effective January 1, 2001, our Company's operating segments were geographically reconfigured and renamed. Puerto Rico was added to North America from Latin America. The Middle East Division was added to Europe and Eurasia, which changed its name to Europe, Eurasia and Middle East. At the same time, Africa and Middle East, less the relocated Middle East Division, changed its name to Africa. During the first quarter of 2001, Asia Pacific was renamed Asia. Prior period amounts have been reclassified to conform to the current period presentation.

SEGMENT PRODUCTS AND SERVICES
         The business of our Company is nonalcoholic ready-to-drink beverages, principally carbonated soft drinks, but also a variety of noncarbonated beverages. Our operating segments derive substantially all their revenues from the manufacture and sale of beverage concentrates and syrups with the exception of Corporate, which derives its revenues primarily from the licensing of our brands in connection with merchandise.

METHOD OF DETERMINING SEGMENT PROFIT OR LOSS
         Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes substantially all the segment's costs of production, distribution and administration. Our Company manages income taxes on a global basis. Thus, we evaluate segment performance based on profit or loss before income taxes. Our Company typically manages and evaluates equity investments and related income on a segment level. However, we manage certain significant investments, such as our equity interests in Coca-Cola Enterprises, at the Corporate segment. We manage financial costs, such as exchange gains and losses and interest income and expense, on a global basis at the Corporate segment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries

         Information about our Company's operations by operating segment is as follows (in millions):

                                                               Europe,
                                     North                   Eurasia &        Latin
                                   America     Africa      Middle East      America          Asia      Corporate     Consolidated
----------------------------------------------------------------------------------------------------------------------------------
2001
Net operating revenues             $ 7,526      $ 621          $ 4,492      $ 2,273       $ 5,000(1)    $    180         $ 20,092
Operating income                     1,480        261            1,476        1,094         1,763           (722)           5,352
Interest income                                                                                              325              325
Interest expense                                                                                             289              289
Equity income (loss)                     2          2              (63)         118            68             25              152
Identifiable operating assets        4,738        293            2,516        1,681         2,121          5,646(2)        16,995
Investments(3)                         140         78            1,732        1,572         1,053            847            5,422
Capital expenditures                   339         11              105           37           107            170              769
Depreciation and amortization          249         27              134           90           144            159              803
Income before income taxes
 and cumulative effect of
 accounting change                   1,472        258            1,417        1,279         1,808           (564)(4)        5,670
==================================================================================================================================
2000
Net operating revenues             $ 7,372      $ 608          $ 4,493      $ 2,140       $ 5,127(1)    $    149         $ 19,889
Operating income(5)                  1,409        174            1,300(6)       908           956         (1,056)(7)        3,691
Interest income                                                                                              345              345
Interest expense                                                                                             447              447
Equity income (loss)(8)                  3          1              (39)         (75)         (290)           111             (289)
Identifiable operating assets        4,271        333            1,697        1,545         1,953          5,270(2)        15,069
Investments(3)                         141         85            2,010        1,767           993            769            5,765
Capital expenditures                   259          8              197           16           132            121              733
Depreciation and amortization          244         32               86           96           211            104              773
Income before income taxes           1,413        161            1,379(9)       859           651         (1,064)           3,399
==================================================================================================================================
1999
Net operating revenues             $ 7,086      $ 662          $ 4,670      $ 1,932       $ 4,769(1)    $    165         $ 19,284
Operating income(10)                 1,447        212              912          829         1,194           (612)           3,982
Interest income                                                                                              260              260
Interest expense                                                                                             337              337
Equity income (loss)                    (5)         1             (103)          (5)          (37)           (35)            (184)
Identifiable operating assets        3,591        361            1,935        1,653         2,439          4,852(2)        14,831
Investments(3)                         139         75            2,128        1,833         1,837            780            6,792
Capital expenditures                   269         18              222           67           317            176            1,069
Depreciation and amortization          263         27              100           96           184            122              792
Income before income taxes           1,443        199              797          836         1,143           (599)           3,819
==================================================================================================================================

         Intercompany transfers between operating segments are not material. Certain prior year amounts have been reclassified to conform to the current year presentation.
(1) Japan revenues represent approximately 74 percent of total Asia operating segment revenues related to 2001, 75 percent related to 2000 and 79 percent related to 1999.
(2) Principally marketable securities, finance subsidiary receivables, trademarks and other intangible assets and fixed assets.
(3)      Principally equity investments in bottling companies.
(4) Income before income taxes and cumulative effect of accounting change was increased by $91 million for Corporate due to a non-cash gain which was recognized on the issuance of stock by Coca-Cola Enterprises, one of our equity investees.
(5) Operating income was reduced by $3 million for North America, $397 million for Asia and $5 million for Corporate related to the other operating charges recorded for asset impairments in the first quarter of 2000. Operating income was also reduced by $132 million for North America, $33 million for Africa, $205 million for Europe, Eurasia & Middle East, $59 million for Latin America, $127 million for Asia and $294 million for Corporate as a result of other operating charges associated with the Realignment.
(6) Operating income was reduced by $30 million for Europe, Eurasia & Middle East due to incremental marketing expenses in Central Europe.
(7) Operating income was reduced by $188 million for Corporate related to the settlement terms of a discrimination lawsuit and a donation to The Coca-Cola Foundation.
(8) Equity income (loss) was reduced by $35 million for Europe, Eurasia & Middle East, $124 million for Latin America and $306 million for Asia, as a result of our Company's portion of nonrecurring charges recorded by equity investees.
(9) Income before income taxes was increased by $118 million for Europe, Eurasia & Middle East as a result of a gain related to the merger of Coca-Cola Beverages plc and Hellenic Bottling Company S.A.
(10) Operating income was reduced by $34 million for North America, $3 million for Africa, $506 million for Europe, Eurasia & Middle East, $35 million for Latin America, $176 million for Asia and $59 million for Corporate related to the other operating charges recorded in the fourth quarter of 1999.

                                                                Europe,
Compound Growth Rates               North                     Eurasia &            Latin
Ending 2001                       America        Africa     Middle East          America           Asia              Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
Net operating revenues
 5 years                              5.5%          4.2%           (5.7)%            2.4%           5.7%                      1.9%
 10 years                             6.1%         10.9%            1.9 %            7.6%           9.5%                      6.0%
===================================================================================================================================
Operating income
 5 years                              9.4%         14.1%            1.0 %            4.9%           6.6%                      6.5%
 10 years                             9.2%          8.2%            4.9 %           10.4%           9.4%                      8.8%
===================================================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     The Coca-Cola Company and Subsidiaries



                                  {pie charts}

NET OPERATING REVENUES BY OPERATING SEGMENT (1)

Year Ended December 31,                   2001            2000           1999
------------------------------------------------------------------------------
North America                               38%             37%            37%
Africa                                       3%              3%             4%
Europe, Eurasia & Middle East               23%             23%            24%
Latin America                               11%             11%            10%
Asia                                        25%             26%            25%


                                  {pie charts}

OPERATING INCOME BY OPERATING SEGMENT (1)

Year Ended December 31,                   2001            2000           1999
------------------------------------------------------------------------------
North America                               24%             30%            31%
Africa                                       4%              4%             5%
Europe, Eurasia & Middle East               25%             27%            20%
Latin America                               18%             19%            18%
Asia                                        29%             20%            26%


(1) Charts and percentages are calculated excluding Corporate.

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND SHARE OWNERS

The Coca-Cola Company
         We have audited the accompanying consolidated balance sheets of The Coca-Cola Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, share-owners' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coca-Cola Company and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

         As discussed in Notes 1 and 9 to the Consolidated Financial Statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.


/s/ ERNST & YOUNG LLP



    Atlanta, Georgia
    January 25, 2002

Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits

                  1.1      Underwriting Agreement
                  4.1      Form of Note for 4.00% Notes due June 1, 2005
                  5.1      Opinion of King & Spalding
                  12.1     Computation of Ratios of Earnings to Fixed Charges
                  23.1     Consent of Independent Auditors
                  23.2     Consent of Counsel (included in Exhibit 5)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     THE COCA-COLA COMPANY
                                      (Registrant)



Date: March 7, 2002                  By: /s/ Gary P. Fayard
                                         --------------------------------------
                                         Name:  Gary P. Fayard
                                         Title: Senior Vice President and
                                                Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT NO.
-----------

1.1               Underwriting Agreement

4.1               Form of Note for 4.00% Notes due June 1, 2005

5.1               Opinion of King & Spalding

12.1              Computation of Ratios of Earnings to Fixed Charges

23.1              Consent of Independent Auditors

23.2              Consent of Counsel (included in Exhibit 5)